Exhibit 99.1

FENNEC ANNOUNCES INTERIM RESULTS OF SIOPEL 6 STUDY ON SODIUM
THIOSULFATE (STS) PRESENTED AT THE AMERICAN ASSOCIATION OF
CLINICAL ONCOLOGY (ASCO) 2016 MEETING

•	No difference in Event free Survival (EFS) and Overall Survival (OS) at 2 years for cisplatin vs cisplatin + STS with no evidence of tumor protection

•	The interim results of the first 68 patients achieving centrally reviewed pure tone audiometry at or above 3.5 years of age were encouraging

Research Triangle Park, NC, June 6, 2016 – Fennec Pharmaceuticals Inc. (TSX: FRX, OTCQB: FENCF), a specialty pharmaceutical company focused on the development of Sodium Thiosulfate (STS) for the prevention of platinum-induced ototoxicity in pediatric patients, announced today the results presented at the 2016 ASCO meeting in Chicago, Illinois on June 5, 2016.

Penelope Brock, M.D., PhD, International Chair of SIOPEL, presented the “Two year results of clinical efficacy of cisplatin in combination with sodium thiosulfate (STS) vs cisplatin alone in a randomized phase III trial for standard risk hepatoblastoma (SR-HB).” The slides presented during the oral presentation on June 5, 2016, are available on the Fennec Pharmaceuticals, Inc. website: http://www.fennecpharma.com.

"I am privileged to be able to show the 2 year clinical outcome data for SIOPEL 6 at ASCO and I am delighted that the addition of STS to the treatment of standard risk hepatoblastoma has not affected survival”, said Dr. Brock. “I hope to be able to demonstrate the efficacy of STS in reducing cisplatin hearing loss next year, when all the children will have reached the age to be tested adequately."

“Cisplatin chemotherapy results in profound and debilitating hearing loss especially in young children”, said Rosty Raykov, Chief Executive Officer of Fennec, “We are very encouraged that the results show a real potential to improve the quality of life for these children with SR-HB and sincerely thank Dr. Brock and her SIOPEL 6 colleagues for their dedication to this mission.”

SIOPEL 6

“ A multi-centre open label randomised phase III trial of the efficacy of Sodium Thiosulphate in reducing ototoxicity in patients receiving cisplatin chemotherapy for Standard Risk Hepatoblastoma”

Objectives

•	To assess the efficacy of STS to reduce the hearing impairment caused by Cisplatin
•	To carefully monitor any potential impact of STS on response (protocol pre-specified tumor response review by IDMC at 20, 40, 60, 80 and 100 patients) to Cisplatin and overall survival

Study Population

•	Children 1 month –18 years old with histologically confirmed newly diagnosed SR-HB
•	PRETEXT (PreTreatment EXTent of disease) I, II or III
•	No vascular invasion, no extra-hepatic or metastatic disease
•	Serum AFP > 100 µg/L

Primary Endpoint

•	Centrally reviewed absolute hearing threshold, at the age of ≥3.5 yrs, by pure-tone audiometry, graded by Brock criteria (80% power to detect 60% vs. 35% hearing loss)
•	Final results will be available once all patients have reached age 3.5 yrs, in 2017

Secondary Endpoints: response, resection, EFS, OS and long term renal function

Methods

•	Newly diagnosed patients with standard risk hepatoblastoma are treated with 4 chemotherapy courses every 2 weeks before surgery and 2 courses after surgery.

•	Patients are randomly assigned to receive cisplatin alone or cisplatin followed by STS. Cisplatin 80 mg/m2 is administered i.v. over 6 hrs.

•	STS is administered i.v. exactly 6 hrs after stop of cisplatin over 15 minutes at 20g/m2.

RESULTS

•	109 patients (52 Cis and 57 Cis+STS) were recruited at trial closure in December 2014.
•	The combination of Cis+STS was generally well tolerated.
•	The median follow up is 34 months and provisional 2 yr EFS is Cis 86.3% and Cis+STS 89.0%; 2 yr OS is Cis 91.4% and Cis+STS 97.7%.
•	Treatment failure defined as PD at 4 cycles was equivalent in both arms (5 Cis; 5 Cis+STS).
•	Status at last follow-up (February 2016), 5 patients had died (4 Cis; 1 Cis+STS).

Conclusions:

•	It is safe to deliver Sodium Thiosulfate for otoprotection in Standard Risk Hepatoblastoma treated according to the SIOPEL 6 regimen.

•	There is no evidence of tumor protection.

•	The interim results of the first 68 patients achieving centrally reviewed pure tone audiometry at or above 3.5 years of age were encouraging.

About Sodium Thiosulfate (STS)

Cisplatin and other platinum compounds are essential chemotherapeutic components for many pediatric malignancies.  Unfortunately, platinum-based therapies cause ototoxicity in many patients, and are particularly harmful to the survivors of pediatric cancer.

In the U.S. and Europe there is estimated that over 10,000 children are diagnosed with local cancers that may receive platinum based chemotherapy.   Localized cancers that receive platinum agents may have overall survival rates of greater than 80% further emphasizing the quality of life after treatment. The incidence of hearing loss in these children depends upon the dose and duration of chemotherapy, and many of these children require lifelong hearing aids. There is currently no established preventive agent for this hearing loss and only expensive, technically difficult and sub-optimal cochlear (inner ear) implants have been shown to provide some benefit. Infants and young children at critical stages of development lack speech language development and literacy, and older children and adolescents lack social-emotional development and educational achievement.

STS has been studied by cooperative groups in two Phase 3 clinical studies of survival and reduction of ototoxicity, The Clinical Oncology Group Protocol ACCL0431 and SIOPEL 6. Both studies are closed to recruitment. The COG ACCL0431 protocol enrolled one of five childhood cancers typically treated with intensive cisplatin therapy for localized and disseminated disease, including newly diagnosed hepatoblastoma, germ cell tumor, osteosarcoma, neuroblastoma, and medulloblastoma.  SIOPEL 6 enrolled only hepatoblastoma patients with localized tumors.

About Fennec Pharmaceuticals

Fennec Pharmaceuticals, Inc., is a specialty pharmaceutical company focused on the development of Sodium Thiosulfate (STS) for the prevention of platinum-induced ototoxicity in pediatric patients. STS has received Orphan Drug Designation in the US in this setting. For more information, please visit www.fennecpharma.com.

Forward looking statements

Except for historical information described in this press release, all other statements are forward-looking. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including such risks that regulatory and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital requirements in different countries and municipalities, the proposed sale to Elion may not be completed and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2015. Fennec Pharmaceuticals, Inc. disclaims any obligation to update these forward-looking statements except as required by law.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.

For further information, please contact:

Rosty Raykov

Chief Executive Officer

Fennec Pharmaceuticals Inc.

T: (919) 636-5144